FC-GEN Acquisition, Inc.
1035 Powers Place
Alpharetta, GA 30004

May 11, 2007

Board of Directors
Genesis HealthCare Corporation
101 East State Street
Kennett Square, PA 19348

Formation/JER’s $67.50 Per Share Offer is Superior to Fillmore’s Offer

Formation/JER Transaction is On Track for July 1 Regulatory Authorization

Fillmore’s Transaction Will Take At Least 6-7 Months

Fillmore’s Operator Status, Opco/Propco Split and Recapitalization of Beverly
Enterprises Add Additional Risk and Delay for Fillmore’s Transaction

Ladies and Gentlemen:

We restate our offer to acquire Genesis HealthCare Corporation for $67.50 per share in cash. The purchase price would increase by approximately 9% per annum, or $0.01664 per day from July 31, 2007 through August 31, 2007, and by approximately 10% per annum, or $0.01849 per day from September 1, 2007 until the transaction closes. We make the offer on the terms of our proposed amendment to the Agreement and Plan of Merger, dated as of January 15, 2007, as amended, by and among FC-GEN Acquisition, Inc., GEN Acquisition Corp. and Genesis, which we enclose with this letter. Our offer expires without further action by any person at 11:59 pm, EDT, on May 14, 2007.

Given the remote date on which Fillmore Capital Partners, LLC could reasonably be expected to close their competing proposed transaction, their nominal offer must be significantly discounted to present value, by $1.75 per share or more, for a proper comparison of our offer with theirs. The value of their offer must be further discounted to reflect the considerably increased closing risks associated with their offer. When considered in this light, our offer presents a proposal clearly superior to Fillmore’s offer.

We firmly believe that we are on track to receive all regulatory authorizations by July 1, a date that cannot be met or exceeded by Fillmore or any other bidder. By contrast, Fillmore cannot close its transaction until at least six or seven months after signing a definitive merger agreement.

We also believe that Fillmore’s plan to recapitalize its Beverly Enterprises business as part of its Genesis transaction subjects the transaction to an unacceptable degree of risk for Genesis shareholders.

Fillmore must complete the lengthy pre-filing process

We began working with Genesis immediately after the merger agreement was signed to compile the voluminous information necessary to submit to the regulators, and completed the pre-filing process in a very short amount of time. We seriously doubt it could have been completed more quickly. Any new applicant would have to start the process all over again. Due to the complexities of the regulatory process, it is virtually impossible for any bidder to submit applications and have them deemed complete within five business days, or a similarly short amount of time, after signing a merger agreement.

Fillmore has not submitted any regulatory application

Our process was efficient and expeditious -- and the results are self-evident. We have filed licensure and certificate of need applications in all states in which they are required (including, contrary to the assertions of Fillmore, in Massachusetts, New Jersey and Rhode Island), and we have provided all information for our applications to be considered substantially complete.

In Connecticut, Delaware, Maryland, New Hampshire, Pennsylvania, Virginia and Vermont, we have received all necessary regulatory authorizations, subject to, for a few agencies, the submission of certain requested updates/ministerial filings and/or receipt of formal written confirmation. As to the remaining states, while all regulatory authorizations are of course within the discretion of the regulatory agencies, we are on track to receive the authorizations in Maine, Massachusetts, New Jersey and Rhode Island on or before July 1. Please refer to the attached summary of the status of regulatory approvals.

Fillmore’s transaction requires an opco/propco split at closing which results in additional risk and delay

As you know, we have sought regulatory approval for the merger of Genesis only. The regulatory process for authorizing a merger involving a parent of an operator that will continue to exist, as in our case, generally is significantly less detailed than obtaining authorizations for a newly created operator.

Fillmore’s transaction requires an opco/propco split at the closing of the acquisition of Genesis. Each parcel of real estate owned or leased by Genesis would be transferred to a new owner and the operations at each facility would be transferred to a new operator. The regulators would need to review this structure, in addition to the standard change of control review, prior to granting authorization, most likely resulting in additional delay as described below.

Fillmore cannot meet Formation/JER’s timing

Fillmore cannot close on our timeframe. We note that Fillmore, since it already operates in a number of states, will require at least a 6 to 7 month regulatory process, or longer. The creation of new operators, due to Fillmore’s opco/propco structure, will require a new license to be issued to each new operator. In each case, this requires a full change of ownership process by the applicable states. Such a review is materially more complicated and time consuming, requiring a substantially greater amount of information about the applicant to be provided. As a result, Fillmore’s transaction could be delayed significantly beyond a 6 to 7 month regulatory process.

In addition, because Fillmore owns existing operators, its regulatory process will require compliance reports, which are prepared by the regulatory agencies in each state where Fillmore currently operates skilled nursing facilities and assisted living facilities. The timing of the delivery of the compliance report is in the issuing state’s sole discretion. Any licensing, regulatory or administrative actions against Fillmore or its facilities may result in regulators denying authorization to Fillmore or at least imposing additional delay on Fillmore’s regulatory authorization process. Consequently, Fillmore’s ability to perform is conditioned upon the compliance status of its operators, which is not within the control of Genesis’ shareholders.

Fillmore cannot accelerate its timing

There is no realistic way for Fillmore to accelerate the regulatory authorization process for its transaction. Fillmore could not reasonably be expected to close the merger without receiving the regulatory authorizations from all states in which Genesis operates because of (1) the criminal liability that Fillmore or its officers and directors might suffer in several of the states where approval is required; (2) the potential ban on admission of patients or ban on collection of payments and such sanctions would result in a material loss of revenue for Genesis in those states where the regulators prohibited Genesis from collecting monthly payments and other reimbursements from all payor sources during any period of violation; (3) the potential relocation of patients and residents by Genesis for a temporary or extended period, whether as a penalty, as a permanent loss of a certificate of need (or right to operate a building); and (4) the reputational loss Fillmore and the Genesis facilities would sustain for violations and relocations of this sort.

Even if Fillmore were prepared to face these enormous risks by themselves, it is inconceivable to us that their lending banks or the CMBS market would be prepared to advance funds into such a morass.

Fillmore has not offered any support for its incredible timing assertions

We observe that Fillmore has provided no details to support its extraordinary claims as to timing. They have not, to our knowledge, even commenced the necessary filings and their timetable appears to be speculative at best. By contrast, we have provided all information necessary for Genesis to conclude that our stated schedule is realistic and achievable.

Moreover, it is noticeable that Fillmore has deleted the “ticking fee” provision in an earlier version of its offer that would provide for interest to be paid on the per share price by Fillmore from August 15. We view this as an acknowledgment by Fillmore that it cannot complete its regulatory process within the time frame it claimed and that Fillmore recognizes that it would have been required to pay this ticking fee.

Finally, while we cannot address Fillmore’s statement that the regulatory process for its Beverly acquisition took 100 days, we note the original merger agreement was entered into by a Fillmore affiliate on August 16, 2005 and the closing of the Beverly transaction occurred on March 14, 2006 – seven months in all.

Formation/JER Transaction is on track for July 1 regulatory authorization

We are completely confident that we are on track to receive all of our authorizations by July 1. It simply is not possible for Fillmore or any other bidder to match or exceed our schedule. Indeed, we have shown that Fillmore will likely require six months to a year to obtain its regulatory authorizations, in part by reason of its status as an operator in a number of states and because it intends to deploy an opco/propco structure at or before closing, which will require Fillmore to undergo a full-scale change of ownership process requiring CON approval, issuance of new licenses and provider enrollment. Fillmore’s unsupported assertions to the contrary are simply not reasonable or accurate.

Beverly recapitalization adds an unacceptable degree of risk for Genesis shareholders

The financing structure for our transaction is very simple. It contemplates equity and debt financing in the amount needed to acquire Genesis, with the debt financing being secured by the Genesis facilities. By contrast, the proposed financing for Fillmore’s proposal is extraordinarily complex. It contemplates the recapitalization of the Beverly business as well as the acquisition of the Genesis facilities. The debt financing also contemplates a CMBS structure that is considerably more complicated than the conventional debt financing contemplated by our transaction. Among other things, the CMBS structure requires the opco/propco split described above, which will delay Fillmore’s ability to complete its financing. And this is separate from the delay that will result from the more extensive regulatory approval process to which the Fillmore transaction would be subject.

In effect, the Fillmore proposal would make the Genesis acquisition substantially dependent upon, and therefore de facto conditioned upon, the refinancing of Beverly, and requires the Genesis board and its shareholders to underwrite the Beverly refinancing. This amounts to an extremely precarious deal for Genesis shareholders.

We would be happy to discuss the above with you and your advisors at your convenience. We believe that our revised $67.50 per share offer provides Genesis shareholders a superior and certain opportunity to realize full value for their shares.

Very truly yours,

FC-GEN ACQUISITION, INC.

By: /s/ Christopher M. Sertich
Name: Christopher M. Sertich
Title: President

STATUS OF AUTHORIZATIONS
FOR MERGER OF
SNFs/ALFs OPERATED BY GENESIS SUBSIDIARIES
As of May 11, 2007

State	Licensure	CON	Medicaid

CT	Received[1]	Not ripe for submission[2]	Received[3]
DE	Received	Received	Received
MA	Anticipated by July 1	Received[4]	Anticipated by July 1
MD	Received	Anticipated by July 1[5]	Received
ME	Anticipated shortly after	Anticipated shortly after	Received
	shareholder approval	shareholder approval
NH	Received	Received	Received[6]
NJ	Anticipated by July 1	Received	Anticipated by July 1
PA	Received	Received	Received
RI	Anticipated by July 1	n/a	Received
VA	Received	Received[3]	Received[3]
VT	Received	Received	Received
WV	Anticipated by July 1[7]	Anticipated by July 1	Anticipated by July 1

1 Subject to written confirmation of the background check results of representatives of FC and JER.
2 Registration form shall not be submitted more than 60 days nor less than 10 days prior to closing. This is a ministerial process and does not involve an authorization process.
3 Subject to written confirmation.
4 Waiting for final authorization for 2 of 18 facilities.
5 Authorization received for ALFs and 1 SNF. We anticipate the remaining SNF authorizations will be issued in due course.
6 Updated ownership information will be submitted prior to closing of merger.
7 Authorization received for 4 ALFs.